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Press Release

Investor Contact: Ahmed Pasha 703-682-6451
Media Contact: Amy Ackerman 703-682-6399

AES Announces COO Transition

ARLINGTON, Va. November 17, 2014 – The AES Corporation (NYSE: AES) announced today that Executive Vice President and Chief Operating Officer, Andrew Vesey, will leave the Company effective December 31, 2014, in order to accept the position of Managing Director and Chief Executive Officer of AGL Energy Limited, an integrated energy company publicly listed in Australia. Bernerd Da Santos, who currently serves as Chief Financial Officer, Global Finance Operations, will serve as Acting Chief Operating Officer effective December 1, 2014.

“I want to thank Andy for his contributions to AES over the last ten years, particularly with respect to our achievements in operational excellence,” said Andrés Gluski, AES President and Chief Executive Officer. “During Andy’s tenure as AES’ Chief Operating Officer we received unprecedented consecutive International Edison Awards from the Edison Electric Institute in 2012 and 2013, for our contributions to the electric sector.”

“It was a privilege to be a member of the AES team for the past ten years, especially under Andrés’ leadership,” said Andrew Vesey. “I leave confident that AES will continue to build on their record of industry-leading performance.”

Mr. Vesey has been AES’ Executive Vice President and Chief Operating Officer since 2012. Since joining AES in 2004, Mr. Vesey has held numerous positions, including Executive Vice President and Chief Operating Officer, Global Utilities, Executive Vice President and Regional President of Latin America and Africa, Executive Vice President and Regional President for Latin America and Chief Operating Officer for Latin America.

Mr. Da Santos has 30 years of experience in the electric utilities industry. Since joining AES in 2000, Mr. Da Santos has held several positions, including Managing Director of Finance for Latin America, Chief Financial Officer of Latin America and Africa and Chief Financial Officer of Global Utilities.

About AES

The AES Corporation (NYSE: AES) is a Fortune 200 global power company. We provide affordable, sustainable energy to 20 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce of 17,800 people is committed to operational excellence and meeting the world’s changing power needs. Our 2013 revenues were $16 billion and we own and manage $40 billion in total assets. To learn more, please visit www.aes.com. Follow AES on Twitter @TheAESCorp.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of the Securities Act of 1933 and of the Securities Exchange Act of 1934. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute AES’ current expectations based on reasonable assumptions.

Actual results could differ materially from those projected in AES’ forward-looking statements due to risks, uncertainties and other factors. Important factors that could affect actual results are discussed in the Tender Offer Materials related to the Tender Offers and AES’ filings with the SEC, including, but not limited to, the risks discussed under Item 1A “Risk Factors” and Item 7 “Management’s Discussion & Analysis of Financial Condition and Results of Operations” in AES’ 2013 Annual Report on Form 10-K and in subsequent reports filed with the SEC. Readers are encouraged to read AES’ filings to learn more about the risk factors associated with AES’ business. AES undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Anyone who desires a copy of AES’ 2013 Annual Report on Form 10-K dated February 26, 2014 may obtain a copy (excluding Exhibits) without charge by addressing a request to the Office of the Corporate Secretary, The AES Corporation, 4300 Wilson Boulevard, Arlington, Virginia 22203. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made.
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